May 8, 2013
Eagle Rock Energy Announces New Substantial Gathering & Processing Agreement in Texas Panhandle

HOUSTON, May 8, 2013 -- Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) (the "Partnership") announced today that it has entered into a new fee-based Gas Gathering, Processing and Purchase Agreement (the "Agreement") with Monarch Natural Gas, LLC ("Monarch"), who has offices in Austin, Dallas, and Denver.
As part of the Agreement, Monarch has dedicated to the Partnership, for further gathering and processing, all of its gathered natural gas volume from wells within an area encompassing more than 150,000 gross acres, located in Hemphill, Lipscomb and Ochiltree counties, Texas, under market-based terms. The underlying acreage covers the Granite Wash, Tonkawa, Marmaton and Cleveland plays in the Anadarko Basin of the Texas Panhandle. In the dedicated area in the Texas Panhandle, Monarch has a dedication of, and will construct all gathering lines to, existing and future wells from a major third party operator, gather the natural gas from all of these wells, and deliver the associated volumes to Eagle Rock at central delivery points for further gathering and processing by Eagle Rock. The Agreement provides for fee-based compensation to the Partnership and fixed recoveries on natural gas liquids for Monarch, and applies to all volume delivered by Monarch to Eagle Rock for further gathering and processing.
This arrangement complements the capabilities of Eagle Rock's gathering and processing footprint in the Texas Panhandle. The associated Monarch deliveries will be gathered and processed at one or more of the Partnership's cryogenic processing plants in the Texas Panhandle. Eagle Rock's Texas Panhandle assets consist of approximately 6,500 miles of gathering pipeline and over 480 MMcf/d of high-efficiency processing capacity, with an additional 60 MMcf/d of processing capacity expected to come on-line in the second quarter of 2013 following the completion of Eagle Rock's previously announced Wheeler Plant.
Since the third quarter of 2012 and including this new dedication and commitment from Monarch, the Partnership has successfully executed new long-term, fixed-fee commercial agreements associated with over 625,000 dedicated acres in the Texas Panhandle.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including statements regarding the expected closing of the acquisition and timing thereof, purchase price multiples and the anticipated impact on the Partnership's financial results, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; the Partnership's ability to obtain necessary government and regulatory approvals related to the acquisition; ability to obtain necessary third-party consents and approvals related to the acquisition; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2012, as well as any other public filings, including the Partnership's Form 10-Q for the quarter ended March 31, 2013, and press releases.

CONTACT:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and
Chief Financial Officer

Adam Altsuler, 281-408-1350
Vice President, Corporate Finance and
Investor Relations, Treasurer